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                                                                Exhibit (a) (10)


               FORM OF REMINDER E-MAIL TO 724 SOLUTIONS EMPLOYEES


February 12, 2002

Re:  REMINDER MESSAGE REGARDING OFFER TO EXCHANGE

Dear ______________:

We are writing to remind you that the Company's offer to exchange certain outstanding options for new options (as described in the Company's Offer to Exchange dated January 24, 2002 which has been previously provided to you) is scheduled to expire at 11:59 p.m., eastern standard time, on February 21, 2002.

Although 724 Solutions makes no recommendation as to whether you should participate in the Offer to Exchange or tender any options, we want to call to your attention that we have not received from you an Acceptance Letter in the form attached to the Offer to Exchange. If you wish to tender your eligible options for exchange, you must complete and sign the Acceptance Letter in accordance with its instructions, and fax, mail or otherwise deliver it to us by 11:59 p.m., eastern standard time, on February 21, 2002. Once again, we encourage you to carefully read the Offer to Exchange and the related documents that we have provided to you before making any decision to participate. If you do not wish to tender any options, you need not take any action.

YOU SHOULD DIRECT QUESTIONS ABOUT THE OFFER OR REQUESTS FOR ASSISTANCE TO CALVIN BARRETT AT 416-226-2900 EXT. 5149.


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